PERSONAL FINANCIAL PLANNING
BUSINESS SERVICES AND TAX PLANNING

January 31, 2008

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated January 4, 2008 accompanying the audited financial statements of Rhino Productions, Inc. as of October 31, 2007, in the Registration Statement on Form SB-2, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption “Experts” in the Prospectus.

Very truly yours,

/s/ Kyle L. Tingle, CPA, LLC

Kyle L. Tingle
Kyle L. Tingle, CPA, LLC

3145 E. Warm Springs Road * Suite 450 * Las Vegas, NV 89120 * PHONE:(702) 450-2200 * FAX (702) 436-4218
EMAIL: ktingle@kyletinglecpa.com